EXHIBIT 10.11

                             LICENSE AGREEMENT
                             -----------------

         THIS LICENSE AGREEMENT ("Agreement") is entered into as of the 17th day of June, 1997, by and between BOSTON EDISON COMPANY, a Massachusetts corporation ("Licensor") and BECOCOM, INC., a Massachusetts corporation ("Licensee").

                                 Recitals:
                                 ---------

         A. Licensor is the owner in fee of or holder of rights of access to various parcels of real property ("Equipment Sites") and either owner or holder of easements and other rights for transmission and distribution line rights of way ("Rights of Way") in various parcels of real property and public ways situated in cities and towns throughout eastern Massachusetts, which Licensor utilizes in its business of producing and delivering electricity and related services ("Licensor's Business"). Licensee is a party to that certain "Construction and Indefeasible Right of Use Agreement" dated of even date herewith ("IRU Agreement"), by and between Licensee and RCN-BecoCom, LLC, a Massachusetts limited liability company ("Carrier"). Licensee desires to license from Licensor the right to use (and to grant to Carrier under the IRU Agreement the right to use) certain portions of one or more of such Equipment Sites and Rights of Way for the purpose of constructing and maintaining thereon certain telecommunications facilities ("Facilities") operated and utilized by Carrier in its business of providing voice, video, data and other telecommunications services ("Services") to its customers in the Relevant Market, as defined in the IRU Agreement ("Business").

         B. Licensor is the owner of certain fiber optic cable installed by Licensor on the Rights of Way and Equipment Sites (the "Existing Facilities"). Licensee desires to obtain an indefeasible right to use the Existing Facilities (excluding certain dedicated fibers reserved for Licensor's exclusive use in the operation of Licensor's Business) for purposes of granting similar rights with respect to such Existing Facilities to Carrier for use in the Business, pursuant to the terms of the IRU Agreement.

         C. Licensor has the capability of providing certain engineering, design, construction and maintenance services in connection with the design, installation and maintenance of Facilities and Licensee desires to obtain such services from Licensor from time to time with respect to the Facilities to be provided under the IRU Agreement.

         D. Licensor is willing to provide such rights and services to Licensee, upon and subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual promises of the parties set forth herein, the parties hereby agree as follows:

         All capitalized terms used herein and not otherwise defined shall have the same meaning assigned to them in the IRU Agreement. Each individual parcel of real property in which Licensor holds an interest shall be referred to as the "Premises," and each location within the Premises which the Licensee desires to license and use, subject to the license hereunder, shall be referred to individually as an "Equipment Site" or "Site," and collectively as "Equipment Sites" or "Sites."

1.0      MASTER LICENSE AGREEMENT

         1.1 General Intent. It is the general intent of the parties that the Licensor hereby grant to Licensee such rights and provide to Licensee such services as may be required, or requested by Licensee from time to time, in order to permit Licensee to perform its obligations to Carrier under the IRU Agreement. Notwithstanding anything to the contrary set forth herein, nothing herein shall obligate Licensor to take any action, or refrain from taking any action, which would, in Licensor's reasonable opinion, adversely affect the operation of Licensor's Business.

         1.2   License of Existing Facilities.   Licensor hereby grants to
Licensee an exclusive, indefeasible and non-cancelable right to use the Existing Facilities for the conduct of the Business during the Term, with the exception of up to twelve (12) strands of fiber optic filament reserved for Licensor's exclusive use (the "Reserved Dedicated Fiber"). Included in the license with respect to the Existing Facilities is the license to use, at no additional charge, 150 square feet of space and egress to the distribution system at each of approximately 24 access points along the route of the Existing Facilities, as identified on Schedule 1.2 attached.

         1.3 License of Rights of Way. Licensor hereby grants to Licensee, solely with respect to the provision of the Services, an exclusive, indefeasible and non-cancelable right of access to and use of the Rights of Way, now owned or hereafter acquired, for the installation and maintenance of the Facilities, subject to the exceptions relative to exclusivity stated in
Section 5(c)(ii) of the IRU Agreement.

         1.4 License of Equipment Sites. Licensor hereby agrees to provide sufficient space to Licensee to accommodate new Facilities at Equipment Sites, now owned or hereafter acquired, to the extent required under, and subject to the limitations set forth in, Section 5(b) of the IRU Agreement.

         1.5 License to Construct in Power Space. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive right to install, maintain and operate new Facilities (including any Facilities necessary to complete Licensor's fiber optic network) in those portions of the Rights of Way normally and primarily utilized for the transmission and distribution of electric power, which space is (a) in the case of above-ground Rights of Way located on distribution poles, space from the top of such poles to the communications space, including the neutral space; (b) in the case of above-ground Rights of Way located on transmission towers, all space located thereon, except as designated by Licensor, and (c) in the case of below-ground Rights of Way, all space located therein (the "Power Space"). Nothing herein shall affect Licensor's continuing right to use the Equipment Sites and Rights of Way for Licensor's Business.

2.0      EQUIPMENT SITE LICENSE

         2.1 This Agreement contains the general terms and conditions applicable to all Equipment Sites (other than Sites where Existing Facilities are located) which may from time to time be licensed by Licensor to Licensee. When the parties have identified a particular Equipment Site, and agreed on any site-specific terms applicable to such individual Equipment Site, the parties will execute a completed Site License Addendum ("SLA") in the form attached as Schedule 2.1. Each executed SLA shall be an integral part of this Agreement. In the event of a discrepancy or inconsistency between the terms and conditions of any SLA and this Agreement, the terms and conditions of the SLA shall control.

         2.2 Subject to the terms and conditions contained in this Agreement and the applicable SLA, Licensor licenses to Licensee that portion of the Premises described as the Equipment Site on the SLA. The Premises of which the Equipment Site is a part, and, if any, the structure owned by Licensor located on the Equipment Site, will be described in the SLA. Each Equipment Site will comprise the following components, to the extent applicable: (a) ground area (expressed in terms of square feet) reasonably necessary for placement and operation of the Facilities to be located thereon, and (b) space on Licensor's structure, if any (expressed in terms of vertical feet and degrees horizontally) on which all or a portion of the Facilities may be mounted. The SLA will contain a description of the equipment comprising all or a part of the Facilities to be located on the Equipment Site by mutual agreement of the parties.

         2.3 Licensee shall, at Licensee's sole cost and expense, comply with all laws, orders, ordinances, regulations and directives of applicable federal, state, county, and municipal authorities or regulatory agencies having jurisdiction over the Facilities, the Equipment Site, or Business, including, without limitation, the Federal Communications Commission ("FCC"). Licensor makes no representations or warranties concerning the ability of Licensee to use the Equipment Site for the Business under applicable law, nor about the physical suitability of the Equipment Site for the Business, or for any other purposes.

         2.4 Licensor agrees reasonably to cooperate with Licensee, at Licensee's cost and expense, in executing such documents or applications as may be required in order for Licensee to obtain such governmental licenses, permits or approvals as may be necessary for the Business; provided, that nothing herein shall be construed to require Licensor to act as surety, guarantor or indemnitor on behalf of Licensee, or to assent to any restrictions, conditions or limitations which would have an adverse impact on Licensor's continued operations at the Premises.

         2.5 Licensee shall install, operate and maintain the Facilities in a manner that does not interfere with the Licensor's Business on the Equipment Site.

         2.6 Licensee shall not bring to, store, use, transport across, release or dispose of any oil or hazardous materials or wastes on any Site, except with the prior approval of Licensor, which approval shall not be unreasonably withheld or delayed. Licensee's storage, use, transportation, disposal and release of any hazardous materials shall comply with all applicable laws, ordinances, and regulations governing such materials. In the event of any spill, leak or other release or discharge to the environment, Licensee shall, in addition to any other requirements imposed by relevant law or regulation, follow the notification and other procedures established by the Licensor and described on Schedule 2.6 attached hereto.

3.0      TERM

         3.1 Term. This Agreement shall become effective on the date of execution and delivery by both parties, and shall expire on December 31, 2060 (the "Term"). Each SLA shall become effective on the date of execution thereof (the "Commencement Date") and shall remain in effect for the balance of the Term.

         3.2 Early Entry. Licensee may enter the Premises before the Commencement Date, to the extent such entry is related to engineering surveys, soil borings and inspections, or other reasonably necessary tests required prior to construction and installation of the Facilities. All such inspections and tests shall be at Licensee's sole risk, cost and expense, and without damage or injury to Licensor's property, other than unavoidable soil disturbance, which Licensee shall minimize, restoring the Premises as reasonably as possible to the preexisting condition. Any such entry by Licensee shall be with prior notice to Licensor. Licensor reserves the right to require that a representative of Licensor be present during any such entry on the Site.

         3.3 Site "AS IS". Commencement of construction activities with respect to a Facilities on an Equipment Site by Licensee shall be conclusive evidence that Licensee (a) accepts such Site as suitable for the purposes for which it is licensed, (b) accepts such Site and any structure on such Site and every part and appurtenance thereof "AS IS," with all faults; and (c) waives all claims against Licensor with respect to the condition of the Site, the Premises, or any structure or other appurtenances and their suitability for any purpose.

4.0      ADDITIONAL AGREEMENTS

         4.1 Use of CAD-Image. Licensor hereby grants to Licensee the use of Licensor's engineering records relative to the Rights of Way and Equipment Sites, including the use of the CAD-Image GIS database and search engines, and agrees to provide such additional records support services, all upon terms and conditions as are described in the document entitled "Proposal to BecoCom, Inc., Fibre Optic Information Management System," dated March 21, 1997, a copy of which is attached hereto as Schedule 4.1, as the same may be modified by mutual agreement of the parties from time to time.

         4.2 Optional Additional Fiber. Licensee hereby grants to Licensor the right, at its sole election, to acquire the right to use up to twelve (12) strands of fiber optic filament of any newly constructed Facilities. Licensor shall exercise its option by notice to Licensee, whereupon the parties shall execute a separate agreement with respect to such optional additional fiber, setting forth the terms and conditions, including compensation to be paid by Licensor to Licensee therefor, which shall consist of a pro-rata share of the actual costs of construction and maintenance of such newly constructed Facilities. Such agreement, when executed, shall be filed with the Massachusetts Department of Public Utilities ("MDPU"), pursuant to the requirements of Massachusetts General Laws ("M.G.L."), c. 164, s. 85A, as amended, and the compensation to be paid by Licensor to Licensee thereunder shall be subject to review and determination by the MDPU, pursuant to M.G.L.
c. 164, s. 94B, as amended.

5.0      RIGHT OF FIRST REFUSAL

         5.1 Right of First Refusal. Licensee hereby grants to Licensor the right of first refusal to perform construction services for Licensee, consisting of (a) engineering services, (b) fiber optic cable installation services, (c) fiber optic cable repair and maintenance services, and (d) all safety and supervision services, associated with the construction and maintenance of the Facilities ("Construction Services"). The terms and conditions for the performance of the engineering services shall be as set forth in the document entitled "Service Level Agreement Between the Engineering Services Group and BecoCom, Inc.," dated April 17, 1997, a copy of which is attached hereto as Schedule 5.1, as the same may be modified by mutual agreement of the parties from time to time. The terms and conditions for the performance of Construction Services (other than engineering services) shall be negotiated between the parties on a project-by-project basis. If Licensor performs Construction Services, such performance shall be on a timely and efficient basis.

6.0      LICENSE FEES

         6.1 As consideration for the various licenses under this Agreement, Licensee shall pay or provide Licensor the following:

               6.1.1 [Intentionally Omitted]

               6.1.2 In consideration of the license of the Rights of Way, Licensee shall pay Licensor a Right of Way use fee and other charges and expenses with respect to such Rights of Way, as described in Schedule 6.1 attached.

               6.1.3 In consideration of the license of the Equipment Sites (other than Sites where Existing Facilities are located), Licensee shall pay Licensor a Site Use Fee agreed upon in each individual SLA with respect to such Site.

               6.1.4 In consideration of the exclusive right to construct Facilities in the Power Space, Licensee shall (a) assume and perform all of Licensor's obligations with respect to the provision of non-discriminatory access to utility infrastructure, as mandated by the Telecommunications Act of 1996, by licensing the right to use the Facilities to those parties who pay for the construction of the same, on non-discriminatory terms; and (b) pay to Licensor a Right of Way use fee and other charges and expenses with respect to such Rights of Way, as described in Schedule 6.1 attached.

         6.2 Licensee agrees to pay the fees, charges and expenses described in Schedule 6.1 (collectively, "Fees") quarterly, in arrears, without any deduction, offset or counterclaim, at the address specified by Licensor, or at such other address as Licensor may by notice from time to time specify.

         6.3 Any Fees not paid within five (5) business days from the date when due may, at Licensor's option, bear interest until paid at the lesser of
(a) one and one-half percent (1.5%) per month, or (b) the maximum rate allowed under the law of the Commonwealth of Massachusetts.

         6.4 Any Fees not paid within fifteen (15) days from the date when due shall be subject to a late charge of $150. The late fee shall be due in addition to the interest Licensor may assess under Section 6.3, but the combination of the late fee and interest shall in no event exceed limits imposed by state law.

7.0      CONSTRUCTION

         7.1 Approval of Plans. Prior to commencing any work on the Site in connection with the construction of Facilities (whether initial installation or a subsequent material alteration), Licensee shall obtain Licensor's approval of (a) Licensee's plans for all site and construction work, including access and laydown, and any alterations, modifications or impacts on any structure existing on the Site or the Premises, (b) the precise location of the Facilities at the Site, (c) the precise location of any utility connections to the Facilities at the Site and through the Premises. If Licensee proposes to install any portion of the Facilities on an existing structure, Licensor may require Licensee to submit a structural engineering analysis, prepared by a registered professional engineer, for Licensor's review and approval. Licensee may propose solutions to any structural problems identified in its analysis, which solutions Licensee is willing to implement at its cost; however, Licensor shall be under no obligation to accept any such proposed solution. Licensor reserves the right to determine, through its own analysis and operational requirements, that a particular structure requires replacement or modification as a condition to use by Licensee, in which case Licensee shall have the option of (a) paying for the cost (in whole or in part, as may be agreed to by Licensor) of such replacement or modification, or (b) selecting another Site. Nothing herein shall require Licensor to make any modifications to its structures to accommodate Licensee, where such modification would impose additional costs or operational constraints on Licensee's operations. Licensor in its discretion may require that a representative of Licensor be present during the construction of the Facility, or that such representative make periodic inspections of the progress of the construction work. Licensor shall not unreasonably withhold or delay its consent to Licensee's plans; however, depending on the Licensor's own operational needs at the particular Premises and the Site, Licensor may impose reasonable requirements in order to ensure electrical system reliability and to minimize or avoid potential adverse effect on Licensor's Business, which Licensee acknowledges are a matter of public health and safety. Any alterations or modifications to a structure existing on the Site must be designed to Licensor's satisfaction by a licensed engineer at Licensee's sole cost and expense. Licensor, in its discretion, may require independent engineering review of Licensee's alterations or modifications, and such independent review shall be at Licensee's cost.

         7.2 All of Licensee's installation and alteration work shall be performed at Licensee's sole cost and expense, in a good and workmanlike manner by qualified workmen and in accordance with all applicable laws, ordinances and regulations and any permits or licenses issued by any governmental authority having jurisdiction. Licensee agrees to implement reasonable measures requested by Licensor in order to ensure that any contractors working for Licensee work in harmony with any Licensor personnel or contractors at a particular Site.

         7.3 Licensee shall keep the Premises and the Sites free from any liens arising from any work performed, materials furnished, or obligations incurred by or at the request of Licensee. If any lien is filed against the Premises or the Sites as a result of any such matter, Licensee shall discharge the lien or bond the lien off in a manner reasonably satisfactory to Licensor within thirty (30) days after Licensee receives written notice from any party that a lien has been filed. If Licensee fails to discharge or bond any lien within such period, then, in addition to any other right or remedy, Licensor may, at Licensor's election, take such action as Licensor deems appropriate under the circumstances, and all reasonable attorneys' fees and other legal expenses of Licensor incurred in obtaining the discharge of such lien, together with all necessary disbursements in connection therewith, shall be due and payable by Licensee to Licensor upon demand.

         7.4 Licensee shall at all times maintain the Facilities in good, clean, safe and operable condition and shall not permit the Facilities or the Sites to deteriorate, become unsightly, unsafe or a nuisance. Licensee shall not permit stockpiling of materials or accumulation of rubbish or debris on any Site. Licensee's work shall not adversely affect the structural integrity or maintenance of any structure on the Sites, nor the physical condition of the Sites. Licensee shall take proper steps to ensure public safety at all Sites where Licensee is conducting construction operations. Licensee shall take reasonable steps to secure the Facilities (and the Site, if Licensor has no ongoing presence at the Site) in order to avoid damage to the Premises and the Sites from vandalism, and to prevent claims of attractive nuisance.

         7.5 If at any time Licensor reasonably determines that the location of the Facilities at any Site is disadvantageous to the Licensor in the operation of Licensor's Business, Licensor shall have the right, by notice to Licensee, to require Licensee to relocate such Facilities to another comparable location within the Premises ("Alternate Site"); provided, that Licensor shall reimburse Licensee for all reasonable costs and expenses of such relocation. In the event of such relocation of the Facilities to an Alternate Site, the parties shall execute a new SLA reflecting the Alternate Site, as if the Alternate Site were the original SLA executed with respect to such Facilities.

         7.6 Licensor's obligations under this Article 7 shall be performed on a timely and efficient basis.

8.0       UTILITIES

         8.1 Licensee shall have the right, at Licensee's sole cost and expense, to obtain electrical and telephone service from any utility company that provides such service to the Premises. Licensee shall install, at its cost, any necessary telecommunications isolation equipment required by the provider of any utility service to the Facilities.

         8.2 Licensee shall pay for all of Licensee's utility service costs when due.

         8.3 Licensee shall be solely responsible for providing any utility services required during construction.

9.0      ACCESS

         9.1 The parties recognize that access to any Site may vary depending on the nature of the Premises and Licensor's operations thereon, as well as any special landowner requirements in the case of a Site not owned by Licensor in fee. Any special access restrictions or requirements imposed by Licensor shall be specified in the SLA.

         9.2   Unless otherwise provided above or in the SLA:

               9.2.1 Access for construction, routine maintenance and repair and other non-emergency visits shall be limited to normal business hours (defined as Monday through Saturday, 7 AM to 7 PM, excluding holidays).

               9.2.2 In the event of an emergency, Licensee is entitled to access to any Site twenty-four (24) hours per day, seven (7) days per week.

               9.2.3 Access to the Premises may be by foot or motor vehicle, including trucks and equipment.

         9.3 Licensee acknowledges that the foregoing access rights are subject to any limitations or restrictions on access imposed upon Licensor (and therefore upon Licensee) by the landowner under any underlying deed, easement, lease or license document relating to a particular Site. Licensee agrees to abide by such limitations or restrictions, provided that Licensee has been notified by Licensor of such limitations and restrictions.

10.0     TAXES AND ASSESSMENTS

         10.1 Licensor and Licensee shall each be responsible for a portion of the real property taxes attributable to the Rights of Way and Equipment Sites, as provided in Schedule 6.1.

         10.2 Licensee shall be solely responsible for the payment of all personal property taxes, assessments and other similar fees or charges attributable to the Facilities, as well as any increase in real property taxes, to the extent attributable to the Facilities.

11.0    INSURANCE

         11.1 Licensee shall, during the term of this Agreement and at Licensee's sole expense, obtain and maintain in force (and, to the extent applicable, shall cause its agents and contractors to obtain and maintain during the term of any contract), not less than the following insurance:

               11.1.1. Property insurance, including coverage for fire, extended coverage, vandalism and malicious mischief, upon the Facilities, to the extent used in the Business, in an amount not less than ninety percent (90%) of the full replacement cost of the Facilities;

               11.1.2. Comprehensive Commercial General Liability and Motor Vehicle Liability insurance, insuring operations hazard, independent contractor hazard, contractual liability, and products and completed operations liability, in limits not less than $5,000,000 combined single limit for each occurrence for bodily injury, personal injury and property damage liability, including coverage for liability assumed under the indemnification provisions of this Agreement, and designating Licensor as an additional insured; and

               11.1.3. Workers' Compensation and Employer's Liability insurance as required by law.

         11.2 All required insurance policies shall be taken out with reputable national insurers that are licensed to do business in the Commonwealth of Massachusetts and having a Best rating of not less than A-X. Licensee shall deliver certificates of insurance to Licensor as soon as practicable after the placing of the required insurance, but not later than the Commencement Date of a particular SLA. All policies must contain an undertaking by the insurer to notify Licensor in writing not less than fifteen
(15) days before any material change, reduction in coverage, cancellation, or termination of the insurance.

         11.3 Licensor and Licensee shall each year review the limits for the insurance policies required by this Agreement. Policy limits will be adjusted to proper and reasonable limits as circumstances warrant, but policy limits will not be reduced below those stated above and no increases will be effective unless Licensor and Licensee mutually agree.

         11.4 Licensor shall, upon request, provide Licensee with certificates of insurance indicating the types and amounts of coverages maintained by Licensor on the Premises and the facilities of Licensor thereon.

         11.5 The provision of insurance required in this Agreement shall not be construed to limit or otherwise affect the liability of any party to the other party.

         11.6 Licensee shall not do or permit to be done in or about the Premises, nor bring or keep or permit to be brought to the Premises, anything that (a) is prohibited by any insurance policy carried by Licensor covering any Site, any improvements thereon, or the Premises; or (b) will increase the existing premiums for any such policy beyond that contemplated for the addition of the Facilities. Licensor acknowledges and agrees that the installation of the Facilities upon any Site in accordance with the terms and conditions of this Agreement will be considered within the underwriting requirements of any of Licensor's insurers and such premiums contemplate the addition of the Facilities.

12.0     INDEMNIFICATION

         12.1 Licensee shall indemnify, defend and save Licensor, its officers, directors and employees, harmless for and from and against any and all actions, charges, claims, damages, expenses, fines, penalties and liabilities whatsoever arising from, or out of, or in connection with any of the following:

               12.1.1 The loss of life, personal injury, or damage to property in, upon or at the Premises or the Sites caused by the act or omission of Licensee, Licensee's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensee, except to the extent caused by the negligence or willful misconduct of Licensor, Licensor's employees or agents, or any other person acting by or through, or with the knowledge or approval of Licensor;

               12.1.2 The violation of federal, state or local law, regulation or ordinance applicable to the Sites, the Premises and Licensee's use of, or presence on, the Premises by Licensee or Licensee's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensee;

               12.1.3 The violation or breach by Licensee of any provision or obligation of this Agreement or of any SLA; or

               12.1.4 Any storage, use, spill, discharge or release to the environment of any oil or hazardous materials or wastes, as those terms are defined by applicable federal or state law from time to time, in or upon any Site or the Premises by Licensee or Licensee's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensee.

         12.2 Licensor shall indemnify, defend and save Licensee, its officers, directors and employees, harmless for and from and against any and all actions, charges, claims, damages, expenses, fines, penalties and liabilities whatsoever arising from, or out of, or in connection with any of the following:

               12.2.1 The loss of life, personal injury, or damage to property in, upon or at the Premises or the Sites caused by the act or omission of Licensor, Licensor's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensor, except to the extent caused by the negligence or willful misconduct of Licensee, Licensee's employees or agents, or any other person acting by or through, or with the knowledge or approval of Licensee;

               12.2.2 The violation of federal, state or local law, regulation or ordinance applicable to the Sites, the Premises and Licensor's use of, or presence on, the Premises by Licensor or Licensor's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensor;

               12.2.3 The violation or breach by Licensor of any provision or obligation of this Agreement or of any SLA; or

               12.2.4 Any storage, use, spill, discharge or release to the environment of any oil or hazardous materials or wastes, as those terms are defined by applicable federal or state law from time to time, in or upon any Site or the Premises by Licensor or Licensor's employees or agents, contractors, or any other person acting by or through, or with the knowledge or approval of Licensor.

         12.3 Neither party shall be liable to the other for any consequential or punitive damages, or losses in the nature of lost profits, loss of use, or loss of opportunity.

         12.4 The indemnity obligation includes reasonable attorneys' fees, investigation costs, and all other reasonable costs and expenses incurred by the indemnified party from the first notice that any claim or demand has been made or may be made, and is not limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable under applicable workers' compensation acts, disability benefit acts, or other employee benefit acts.

         12.5 The provisions of this Section shall survive the termination of this Agreement or any SLA with respect to any cause of action arising before such termination, or first cognizable after such termination.

13.0     ASSIGNMENT AND TRANSFER

         13.1 Licensee, upon prior written notice to Licensor, shall have the right, without the necessity of obtaining Licensor's consent, to assign or transfer this Agreement, either in whole or in part, or any rights thereunder, to (a) any Affiliate of Licensee; (b) any person or entity with whom Licensee has an agreement for construction and use of newly-constructed Facilities; or
(c) any purchaser of substantially all of the assets of Licensee (collectively "Permitted Transferees"). No such assignment to a Permitted Transferee shall relieve Licensee from continuing primary liability and obligation to Licensor under the terms of this Agreement and any SLA, and Licensor shall have no obligation to look to such Permitted Transferee for the satisfaction of any obligations of Licensee hereunder or under any SLA, but may at all times seek recourse against Licensee. "Affiliate," for purposes of this Agreement, shall mean any person or entity in which Licensee has an equity interest, or any entity controlling, controlled by or under common control with any such person or entity.

         13.2 Licensee shall not assign, sublet, or otherwise transfer this Agreement, any SLA, any Site or any Facilities, or any rights therein or thereunder, to any party other than Permitted Transferees without in each case obtaining Licensor's prior written consent, which consent Licensor may withhold in its discretion, or condition upon payment to Licensor of additional consideration.

14.0     TRANSFER BY LICENSOR

         14.1 Licensor may not make any sale, lease, license or transfer of any Site, unless such sale, lease, license or transfer is subject to the terms and conditions of this Agreement and the applicable SLA. Licensee's rights hereunder are not exclusive, and Licensor may grant to others rights in any Site coextensive with those of Licensee, so long as such other person or entity does not unreasonably interfere with the exercise by Licensee of the rights granted to it under this Agreement and any SLA.

15.0     CASUALTY OR CONDEMNATION

         15.1 If there is a casualty to any structure owned by Licensor upon or within which Facilities are located, Licensor take all reasonable steps to repair or restore the structure within sixty (60) days. Licensee may immediately erect on an unused portion of a Site temporary Facilities, including any supporting structure, while Licensor makes repairs to the damaged structure. Upon completion of such repair or restoration, Licensee shall be entitled to reinstall Licensee's Facilities on or within the Site.

         15.2 In the event such repair or restoration will reasonably require more than sixty (60) days to complete, Licensee shall be entitled to terminate the applicable SLA, effective upon the expiration of thirty (30) days after written notice to Licensor; provided, that, if after giving such notice, Licensor is able to complete such repair or restoration within such additional thirty (30) days, then the notice of termination shall be deemed withdrawn, and the SLA shall continue.

         15.3 If there is a condemnation of any Site, including without limitation a transfer of such Site by consensual deed in lieu of condemnation, then the SLA for such condemned Site will terminate upon transfer of title to the condemning authority, without further liability to either party under this Agreement. All awards on account of a Site shall be the property of Licensor, and Licensee hereby assigns over any claim to such award to Licensor.
Licensee shall be entitled to pursue a separate condemnation award for the Facility from the condemning authority.

16.0     NOTICE

         16.1 Any notice or demand required or permitted to be given under this Agreement or any SLA shall be in writing and shall be made by (a) certified or registered U.S. mail, return receipt requested, (b) by established overnight courier providing a receipt, or (c) by facsimile providing a confirmation of receipt, if followed by hard copy by first class U.S. mail, to the address set forth below:

To Licensor:

Boston Edison Company
800 Boylston Street
Boston, Massachusetts 02199
Attention:  Fred J. Greenberg, General Manager of
            Fossil and Electric Delivery

To Licensee:

BecoCom, Inc.
36th Floor
800 Boylston Street
Boston, Massachusetts 02199
Attention: Richard S. Hahn, President

         16.2 Any such notice shall be deemed received one (1) business day following facsimile or deposit with an overnight courier, or five (5) business days following deposit in the United States mails, addressed as required above. Each party may from time to time designate any other address for this purpose by written notice to the other party as provided herein.

17.0     GENERAL PROVISIONS

         17.1 The parties agree that Carrier shall be a third-party beneficiary of this Agreement, with the power to enforce Licensee's rights hereunder upon a breach of the obligations of either Licensee or Licensor. Licensee and Licensor shall not voluntarily amend this Agreement without the prior written consent of Carrier, which consent shall not be unreasonably withheld or delayed.

         17.2 This Agreement and each SLA constitutes the entire agreement and understanding between the parties, and supersedes all offers, negotiations and other agreements concerning the subject matter contained in this Agreement. There are no representations or understandings of any kind not set forth in this Agreement. Any amendments to this Agreement or any SLA must be in writing and executed by both parties.

         17.3 If any provision of this Agreement or any SLA is invalid or unenforceable with respect to any party, the remainder of this Agreement, the applicable SLA or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, shall not be affected and each provision of this Agreement or the applicable SLA shall be valid and enforceable to the fullest extent permitted by law.

         17.4 This Agreement and each SLA shall be binding on and inure to the benefit of the respective parties and their respective successors and permitted assigns.

         17.5 The captions of this Agreement are inserted for convenience only and shall not be construed as part of this Agreement or the applicable SLA or in any way limiting the scope or intent of its provision.

         17.6 No provision of this Agreement or a SLA shall be deemed to have been waived by either party unless the waiver is in writing and signed by the party against whom enforcement is attempted. No custom or practice which may develop between the parties in the administration of the terms of this Agreement or any SLA shall be construed to waive or lessen any party's right to insist upon strict performance of the terms of this Agreement or any SLA. The rights granted in this Agreement and under each SLA are cumulative of every other right or remedy that the enforcing party may otherwise have at law or in equity, or by statute and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         17.7 This Agreement and each SLA is governed by the laws of the Commonwealth of Massachusetts.

         17.8 This Agreement and any SLA may be executed in one or more counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument, by and through their respective duly authorized representatives, as of the date first above written.


BOSTON EDISON COMPANY                  BECOCOM, INC.

By: ______________________             By: ___________________________

Title: ___________________             Title: ________________________




                               SCHEDULE 1.2

                               ACCESS POINTS



Prudential Center (subject to the termination or expiration of the lease at such site); Station 150 (Edgar); Station 470 (Canton); Station 447 (West Walpole); Station 446 (West Medway); Station 240 (Framingham); Station 148 (Needham); Station 496 (Hyde Park); Station 282 (Waltham); Station 320 (Lexington); Station 391 (Burlington); Station 250 (Mystic & Head House @ Ryan's Plygrd); Station 80 (Mass Ave.); Station 478 (Holbrook); Station 146 (Walpole); Station 65 (Medway); Station 274 (Sherborn); Station 433 (Speen Street); Station 110 (Baker Street); Station 342 (Sudbury); Station 450 (Trapelo Road); Station 533 (Hartwell Ave.); Station 211 (Woburn); and Station 514 (Boston).


                               SCHEDULE 2.1

                           SITE LICENSE ADDENDUM

This Site License Addendum is made to the License Agreement between Boston Edison Company, as Licensor, and BecoCom, Inc., as Licensee, dated _____, 1997. Capitalized terms used in this SLA shall have the same meaning as such terms in the License Agreement, unless otherwise indicated. In the event of any conflict or inconsistency, the provisions of this Addendum shall control.

1.    Site Identification Number:

2.    Site Street Address, if any, or general location:

3.    Site Legal Description: See Schedule 1 attached.

4.    Description of Facilities: See Schedule 2 attached.

6.    Plans and Specifications: See Schedule 3 attached.

7.    Site Use Fee:

8.    Licensor contact for emergencies:

9.    Licensee contact for emergencies:

10.   Special access and other provisions:


LICENSOR:      BOSTON EDISON COMPANY

               By: _______________________
               Title: _____________________

LICENSEE:      BECOCOM, INC.

               By: ______________________
               Title: ____________________


                               SCHEDULE 2.6

                SPILL NOTIFICATION AND RESPONSE PROCEDURES

All Spills/Releases of oils and/or hazardous materials (hydraulic fluid, gasoline, etc.) must be reported to the Boston Edison Company Systems Dispatcher, telephone number 617-541-7888, as soon possible, but within 1 1/2 hours of spill discovery.

NOTIFICATION REQUIREMENTS:

*Your name, Company and association with Boston Edison Company
*Date of release
*Time first observed release
*Location of release
*Source and description of release
*Approximate quantity
*Type of material
*Clean-up crew
*Dispatcher will ask additional questions to complete the Spill Notification
    Checklist and to determine if release is reportable to the Massachusetts DEP

*IF SPILL CONDITION CHANGES, NOTIFY SYSTEMS DISPATCHER

INITIAL RESPONSE ACTIONS:

*Survey the area to determine extent of contamination
*Secure the area
*Stop the leak if possible
*Contain the leak (speedi-dri, sand, absorbent materials, etc)
*Report the release



                               SCHEDULE 4.1

                       CAD-IMAGE SERVICES AGREEMENT



                               SCHEDULE 5.1

                      ENGINEERING SERVICES AGREEMENT



                               SCHEDULE 6.1

                           RIGHT OF WAY USE FEES


Licensee shall pay to Licensor, each quarter during the Term, the following amounts:

1.    A Right-of-Way (ROW) use fee calculated as follows:

      a.  Distribution Poles:

          o    $10.37 per attachment per year.
          o    rate subject to change per the then applicable Aerial
          o    License Agreement.

      b.  Overhead Transmission ROWs:

          o $0.58 per ROW foot per year through 12/31/98, escalating at 2% per year thereafter.
          o    10 year minimum term.
          o no rate changes for duration of minimum term. Thereafter, rates shall be recalculated with the same methodology in which the initial rates were calculated, subject to any applicable change in law or regulation.

      c.  Underground Conduits:

          o $0.86 per conduit foot per year through 12/31/98, escalating at 2% per year thereafter.
          o applicable to Licensor conduits not constructed at the request and expense of Carrier.
          o    10 year minimum term.
          o no rate changes for duration of minimum term. Thereafter, rates shall be recalculated with the same methodology in which the initial rates were calculated, subject to any applicable change in law or regulation.

2. The amount of all property taxes directly attributable to the Facilities.

3. Any other fees, charges, costs or expenses directly related to the Facilities.